Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Cash Dividend Tuesday, November 28, 2006 8:00 AM - PR Newswire

HIXSON, Tenn., November 28, 2006 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. Board of Directors announced its expected annual dividends for 2007.  The dividend $.05 a share (post stock split) was announced as a quarterly dividend which represents a 66.6% increase over last year’s dividends.  The dividend was increased due to the Company’s success in 2006 and the positive outlook the Company has for 2007.  The dividend will be issued to shareholders of record as of December 15, 2006, and will be paid January 8, 2007.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $365 million in assets specializing in business financial services.

Contact:
Cornerstone Bancshares, Inc., Chattanooga, TN Frank Hughes President & COO, Cornerstone Community Bank PH#(423)385-3009,Fax# (423)385-3100 email: fhughes@cscb-chatt.com